Exhibit 99.5

Execution version

STANDARD BANK PLC

AS ISSUER

BNY CORPORATE TRUSTEE SERVICES LIMITED

AS TRUSTEE

THIRD SUPPLEMENTAL TRUST DEED

SUPPLEMENTING THE PROVISIONS OF THE TRUST

DEED DATED 14 FEBRUARY 2007 AND THE FIRST

SUPPLEMENTAL TRUST DEED DATED 21 MAY 2007

AND THE SECOND SUPPLEMENTAL TRUST DEED

DATED 21 DECEMBER 2010

THIS THIRD SUPPLEMENTAL TRUST DEED is dated 11 November 2010 and made between:

(1)	STANDARD BANK PLC a public limited company incorporated under the laws of England, whose registered office is at 20 Gresham Street, London EC2V 7JE, United Kingdom, as the issuer (the “Issuer”); and

(2)	BNY CORPORATE TRUSTEE SERVICES LIMITED, a limited company incorporated under the laws of England, whose registered office is at 1 Canada Square London E14 5AL, as the trustee (the “Trustee”), which expression includes, where the context admits, all persons for the time being the trustee or trustees of this Third Supplemental Trust Deed).

Whereas:

(A)	On 14 February 2007, the Issuer issued U.S.$150,000,000 in aggregate principal amount of 9.750 per cent. Loan Participation Notes, due 2010 (the “Original Notes”), issued by, but without recourse to the Issuer, for the sole purpose of funding a loan to PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK” (formerly known as Close Joint-Stock Company “First Ukrainian International bank”) (the “Borrower”) pursuant to a loan agreement dated 8 February 2007 (the “Original Loan Agreement”). The Original Notes were constituted by a trust deed dated 14 February 2007 between the Issuer and the Trustee (the “Original Trust Deed”).

(B)	On 21 May 2007, the Issuer issued U.S.$125,000,000 in aggregate principal amount of further 9.750 per cent. Loan Participation Notes due 2010 (the “Further Notes”), and together with the Original Notes, the “Notes”), issued by, but without recourse to the Issuer, for the sole purpose of funding a further loan to the Borrower, pursuant to a supplemental loan agreement dated 16 May 2007 (the “First Supplemental Loan Agreement”). The Further Notes were constituted by the Original Trust Deed, as supplemented by a supplemental trust deed dated 21 May 2007 (the “First Supplemental Trust Deed”).

(C)	In December 2009, the Issuer, at the request of the Borrower, agreed to extend the repayment date, increase the rate of interest, change the frequency of the payment of interest under the Loan and to change the name of the Borrower under the Loan Agreement by entering into a supplemental loan agreement dated 15 December 2009 (the “Second Supplemental Loan Agreement” and, the Original Loan Agreement as supplemented by the First Supplemental Loan Agreement and the Second Supplemental Loan Agreement, the “Loan Agreement”), and the holders of the Notes authorised the Trustee and the Issuer to make the relevant necessary amendments to the Trust Deed pursuant to a supplemental trust deed dated 21 December 2009 (the “Second Supplemental Trust Deed”, and, the Original Trust Deed as supplemented by the First Supplemental Trust Deed and the Second Supplemental Trust Deed, the “Trust Deed”).

(D)	Pursuant to an extraordinary resolution passed by the Noteholders on 8 November 2010, the Noteholders have agreed to make certain amendments to the terms and conditions of the Notes and the holders of the Notes have authorised the Trustee and the Issuer to make the necessary amendments to the Trust Deed pursuant to this Third Supplemental Trust Deed.

(E)	The Trustee has agreed to act as trustee of this Third Supplemental Trust Deed on the following terms and conditions.

NOW THIS SUPPLEMENTAL DEED WITNESSES AND IT IS HEREBY DECLARED as follows:

1.	DEFINITIONS AND INTERPRETATION

Terms defined in the Trust Deed shall, unless otherwise defined herein or the context requires otherwise, bear the same meanings herein. The rules of interpretation set out in the Trust Deed shall apply to this Third Supplemental Trust Deed.

1.1	Principles of Interpretation

In this Third Supplemental Trust Deed references to a Schedule or a Clause or sub-clause, paragraph or sub-paragraph is, unless otherwise stated, to a schedule hereto or a clause or sub-clause, paragraph or sub-paragraph hereof respectively.

1.2	Headings

The headings and sub-headings are for ease of reference only and shall not affect the construction of this Third Supplemental Trust Deed.

2.	AMENDMENTS

With effect from the date of this Third Supplemental Trust Deed, the Terms and Conditions of the Notes and the Further Notes contained in Schedule 3 of each of the Original Trust Deed and the First Supplemental Trust Deed, respectively, (in each case as such Schedule shall have been amended or supplemented by the Second Supplemental Trust Deed) shall be modified as follows:

(a)	Condition 1(a) shall be deleted and replaced with the following:

“The Notes are in registered form without interest coupons attached, in denominations of U.S.$85,000 and integral multiples of U.S.$1,000 in excess thereof (each, an “Authorised Holding”)”;

(b)	Condition 5(c)(2) shall be deleted and replaced with the following:

“Partial Redemption: The Issuer shall on the Settlement Date, subject to compliance with any applicable laws and stock exchange or other regulatory requirements, redeem in relation to each Qualifying Noteholder, an aggregate principal amount of Qualifying Notes held by such holder equal to the Partial Redemption Amount and shall pay to each Qualifying Noteholder the Partial Redemption Amount and the Accrued Interest.

The Issuer’s obligations in respect of this Condition 5(c)(2) to redeem and make payment for the Notes shall constitute an obligation only to account to

Qualifying Noteholders on the Settlement Date for an amount equivalent to the sums received by or for the account of the Issuer pursuant to Clause 7.3A (Partial Repayment) in the Loan Agreement.

In this Condition:

“Accrued Interest” means interest accrued on the Partial Redemption Amount from and including the last interest payment date (being 30 September 2010) to but excluding the Settlement Date;

“Partial Redemption Amount” means, in respect of each Qualifying Noteholder, an amount (rounded down to the nearest U.S.$1,000) equal to 6 per cent. of the Qualifying Notes held by such Qualifying Noteholder;

“Qualifying Noteholder” means a Noteholder who validly via an electronic voting instruction transmitted to the relevant clearing system (i) voted in favour of the Extraordinary Resolution set out in a notice of meeting relating to the Notes dated 5 October 2010 and (ii) elected to receive the Partial Redemption Amount;

“Qualifying Notes” means the aggregate principal amount of Notes of a Qualifying Noteholder in respect of which such Noteholder validly via an electronic voting instruction transmitted to the relevant clearing system (i) voted in favour of the Extraordinary Resolution set out in a notice of meeting relating to the Notes dated 5 October 2010 and (ii) elected to receive the Partial Redemption Amount; and

“Settlement Date” means 29 October 2010 (or such later date as may be determined by the Issuer, which shall be no later than 15 days after a resolution of the holders of the Notes has been validly passed in relation to certain amendments to the terms of the Notes as set out in a notice of meeting to such Noteholders on 5 October 2010).”

3.	TRUST DEED

From and including the date hereof, this Third Supplemental Trust Deed, the First Supplemental Trust Deed, the Second Supplemental Trust Deed and the Original Trust Deed shall be deemed to be and regarded, read and construed as one and the same instrument and, accordingly, all references in the Original Trust Deed to “this Trust Deed”, “this Deed”, “the Trust Deed” or “the Deed” shall be deemed to refer to the Original Trust Deed as supplemented by the First Supplemental Trust Deed, the Second Supplemental Trust Deed and this Third Supplemental Trust Deed.

A memorandum of this Third Supplemental Trust Deed shall be endorsed by the Trustee on the original of the Original Trust Deed and the First Supplemental Trust Deed and the Second Supplemental Trust Deed and by the Issuer on its duplicate thereof, in each case on the date hereof.

4.	LAW AND JURISDICTION

This Third Supplemental Trust Deed and any non-contractual obligations arising out of or connected with it are governed by English law. The provisions of Clause 21 (Law and Jurisdiction) the Original Trust Deed should apply mutatis mutandis to this Third Supplemental Trust Deed.

5.	SEVERABILITY

In case any provision in or obligation under this Third Supplemental Trust Deed shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

6.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person shall have any right to enforce any provision of this Third Supplemental Trust Deed under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Third Supplemental Trust Deed.

7.	COUNTERPARTS

This Third Supplemental Trust Deed may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF this Third Supplemental Trust Deed has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the date first before written.

Executed as a deed by
STANDARD BANK PLC

acting by:

Name:

Title:

And by:

Name:

Title:

Witnessed by:

Name of Witness:

Occupation of Witness:

Address of Witness:

Executed as a Deed by
BNY CORPORATE TRUSTEE SERVICES LIMITED acting by two of its lawful Attorneys:

Attorney

Attorney

in the presence of:

Witness name:

Witness Signature:

Witness Address: